Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

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FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
July 25, 2013	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 2nd QUARTER 2013 RESULTS OF $1.16 PER SHARE,

A 53% INCREASE; ROA REACHES 1.0%;

RESULTS DRIVEN BY STRONG REVENUE GROWTH, EXPENSE CONTROL, OPERATING LEVERAGE AND CONTINUED CREDIT QUALITY IMPROVEMENT;

WSFS ANNOUNCES REDEMPTION OF PREFERRED STOCK

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $10.9 million, or $1.16 per diluted common share, for the second quarter of 2013 compared to net income of $9.7 million, or $1.02 per diluted common share, for the first quarter of 2013, and net income of $7.3 million, or $0.76 per diluted common share for the second quarter of 2012.

Net income for the first six months of 2013 was $20.6 million up from $13.8 million for the same period in 2012. Earnings per share were $2.18 per diluted common share in the first six months of 2013, a 55% increase over the $1.41 per diluted common share reported for the first half of 2012.

Highlights for the second quarter of 2013:

•	Return on assets (ROA) reached 1.0% and return on tangible common equity (ROTCE) grew to 12.2%, each improving more than 40% from prior year levels.

•

Total revenue, excluding securities gains, increased 22% annualized over the first quarter of 2013 on both higher net interest income and stronger fee income growth across all business lines. Fee income, excluding securities gains, was a robust 37% of total revenue.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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•	Prudent expense management led noninterest expense growth of less than 1% over the second quarter of 2012. Combined with strong revenue growth, operating leverage increased significantly.

•	Net loans grew at an 8% annualized rate, with 10% annualized growth in commercial lending.

•

Asset quality metrics showed across-the-board improvement, and remain at overall favorable levels. Net charge-offs, delinquencies, nonperforming assets, nonperforming loans and other problem loans (both criticized and classified loans) all improved.

Notable items:

•

WSFS received regulatory non-objection to repurchase / redeem its cumulative perpetual preferred stock (formerly TARP Preferred Stock) using its available cash on hand and, late in the second quarter of 2013, repurchased $20 million of the $52.6 million outstanding in open market transactions (at or very near par value). WSFS intends to redeem the remaining preferred stock at the stated liquidation (par) value of $1,000 per share by the end of August 2013.

•

WSFS realized $906,000, or $0.07 per diluted common share (after tax), in net gains on securities sales, down from $1.6 million, or $0.12 per diluted common share, in the first quarter of 2013 and $13.3 million, or $0.99 per diluted common share, in the second quarter 2012.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “Our second quarter results reflect the acceleration of positive trends over the last year. We continue to achieve revenue growth in both net interest income and noninterest income as we build our banking, wealth and ATM businesses, by optimizing our strategic investments made in the recent past. Similarly, we were able to successfully manage expenses at a low growth rate. The resulting operating leverage increased our ROA to 1% and produced an ROTCE of greater than 12% for the quarter.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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“This quarter, we also enjoyed strong lending growth, particularly in our commercial portfolio, reflecting steady momentum in growing market share. This growth and improved balance sheet mix, combined with other initiatives, further improved our net interest margin in a tough environment, and bolstered net interest income from prior quarter levels.

“Our wealth businesses continued to add customers, benefiting current revenues and building an annuity stream for the future. Cash Connect, our ATM business, also grew, reflecting seasonal growth and success in introducing new services to current customers and growth in vault cash outstanding.

“Credit quality continued to show improvement from already good levels. As a result, total credit costs remained low and flat with the levels we reported in the first quarter. While we always anticipate unevenness in credit costs, we expect to continue to enjoy the financial benefits of improved credit quality into the future.

“In June, we were proud to have been presented the Gallup Great Workplace Excellence in Leadership Award for the second year in a row. This award is further evidence of our success in developing our business model of ‘Engaged Associates delivering Stellar Service growing Customer Advocates and value for our Owners’. This business model is at the core of the success we have had in growing our business and profitability at the same time.

“As a result of the initiatives taken in the current and prior periods, and the success of our business model, as we start the second half of the year, we stand well poised for continued growth.”

Second Quarter 2013 Discussion of Financial Results

Net interest margin increase reflects margin improvement initiatives

The net interest margin for the second quarter of 2013 was 3.50%, a four basis point increase from 3.46% reported for the first quarter of 2013. Net interest income for the second quarter of 2013 was $32.1 million, a $476,000, or 6% annualized, improvement from the first quarter of 2013. Compared to the second quarter of 2012, the net interest margin decreased 3 basis points and net interest income was essentially flat.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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The second quarter of 2013 benefited from an improved balance sheet mix, an increase in loan yields and the intentional reduction in higher-cost CDs compared to the first quarter of 2013. This linked quarter increase also reflects the first full-quarter impact of the balance sheet repositioning undertaken during the fourth quarter of 2012 and the first quarter of 2013, resulting in the relative stabilization of investment yields and reduced funding costs. The slight decrease in margin from the second quarter of 2012 was largely due to the combined impact of $55.0 million of Senior Notes issued in August 2012 to provide for liquidity and capital options at the holding company, and year-over-year reduced yields on the mortgage-backed securities (“MBS”) portfolio.

Loan portfolio growth includes a 10% annualized increase in commercial loans

Total net loans were $2.8 billion at June 30, 2013, an increase of $52.0 million, or 8% annualized, compared to the prior quarter-end, mainly due to a $55 million, or 10% annualized, increase in total commercial loans. Partially offsetting the increase in commercial loans was a continued decrease of $6.3 million in residential mortgage loans reflecting the Company’s ongoing strategy of selling these loans in the secondary market.

Total net loans at June 30, 2013 increased $131.7 million, compared to June 30, 2012. The year-over-year improvement was mainly due to a $145.8 million increase in total commercial loans. This growth was offset by the Company’s successful dispositions of a significant amount of problem loans in 2012, and an 8% decrease in residential mortgage loans.

The following table summarizes current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	June 30, 2013		March 31, 2013		June 30, 2012
Commercial & industrial	$1,507,004	54%	$1,498,515	55%	$1,453,915	54%
Commercial real estate	682,716	24	628,264	23	618,867	23
Construction	125,061	4	133,032	5	96,176	4

Total commercial loans	2,314,781	82	2,259,811	83	2,168,958	81
Residential mortgage	249,476	9	255,807	9	270,220	10
Consumer	286,001	10	284,047	10	284,316	11
Allowance for loan losses	(41,494)	(1)	(42,948)	(2)	(46,429)	(2)

Net Loans	$2,808,764	100%	$2,756,717	100%	$2,677,065	100%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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Continued improvement in credit quality and total credit costs

Credit quality improved across the board from the prior quarter and the same period a year ago as charge-offs, nonperforming assets, nonperforming loans, other problem loans and delinquencies all decreased.

During the second quarter of 2013, net charge-offs improved to $3.1 million, or 0.45% (annualized) of average gross loans, a slight decrease from $3.2 million, or 0.46% (annualized), reported in the first quarter of 2013 and a significant decrease from $25.8 million, or 3.70% (annualized) in the same quarter of 2012 (All second quarter 2012 asset quality statistics and credit costs were impacted by the 2012 Asset Strategies initiatives).

Nonperforming assets decreased to $59.2 million at June 30, 2013, compared to $63.0 million at March 31, 2013 and $62.3 million at June 30, 2012. The ratio of nonperforming assets to total assets was 1.34% at June 30, 2013, compared to 1.45% at March 31, 2013 and 1.49% at June 30, 2012.

Total problem loans (all criticized, classified and nonperforming loans) improved during the quarter to 41.5% of Tier 1 capital plus allowance for loan losses (“ALLL”) compared to 47.9% at March 31, 2013 and 64.8% at June 30, 2012. The Bank’s ratio of classified assets to total Tier 1 capital plus ALLL was 34.2%, compared to 36.8% at March 31, 2013 and 48.7% at June 30, 2012.

Total loan delinquency also improved $4.1 million to 1.23% as of June 30, 2013 compared to 1.40% as of March 31, 2013. Performing loan delinquencies remained at only 22 basis points at June 30, 2013 reflecting a continuing decline in the early stage (30-89 days past due) delinquency category.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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The following table summarizes current loan portfolio delinquency as a percentage of total loans compared to prior periods.

(Dollars in thousands)	At June 30, 2013		At March 31, 2013		At June 30, 2012

Total commercial loans	$451	0.02%	$1,736	0.08%	$552	0.03%
Residential mortgage	5,078	2.17	3,532	1.48	6,201	2.43
Consumer	700	0.25	795	0.28	1,483	0.52

Performing loan delinquency	6,229	0.22	6,063	0.22	8,236	0.30
Nonperforming loan delinquency	28,967	1.01	33,243	1.18	27,903	1.02

Total loan delinquency	$35,196	1.23%	$39,306	1.40%	$36,139	1.32%

As a result of continued broad improvement in credit quality, the total provision for loan losses decreased to $1.7 million in the second quarter of 2013, from $2.2 million in the first quarter of 2013, and $16.4 million in the second quarter of 2012. Furthermore, total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) of $2.4 million remained essentially flat compared to the first quarter of 2013 and decreased from $18.3 million in the second quarter of last year.

Also as a result of the broad credit quality improvement, ALLL decreased during the second quarter of 2013 to $41.5 million, as net charge-offs modestly exceeded the provision. The ratio of the ALLL to total gross loans decreased to 1.46% at June 30, 2013 from 1.54% at March 31, 2013 and was 101% of nonaccruing loans.

Customer funding changes reflect temporary trust accounts and margin management

Customer funding decreased to $2.9 billion at June 30, 2013 from $3.0 billion at March 31, 2013, and, as expected, included a decrease in temporary trust-related money market deposits (net, $79.4 million). Excluding this item, customer funding decreased $36.6 million, mainly due to the continued purposeful decrease in higher-cost time deposits ($43.3 million).

Customer funding increased $9.5 million over balances at June 30, 2012. This increase was driven by core deposit account balances, which increased $206.3 million, or 10%, partially offset by the intentional run-off in higher-cost time deposits ($202.7 million). Core deposits now represent 81% of total customer funding, and more than 50% of core deposits are in no-cost and low-cost demand accounts.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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The following table summarizes current customer funding balances and composition compared to prior periods.

(Dollars in thousands)	At June 30, 2013		At March 31, 2013		At June 30, 2012

Noninterest demand	$657,616	23%	$626,751	21%	$620,062	21%
Interest-bearing demand	559,632	19	560,394	18	429,466	15
Savings	390,689	13	401,452	13	394,254	14
Money market	754,780	26	848,967	28	712,669	24

Total core deposits	2,362,717	81	2,437,564	80	2,156,451	74
Customer time	518,997	18	562,289	19	721,706	25

Total customer deposits	2,881,714	99	2,999,853	99	2,878,157	99
Customer sweep accounts	34,680	1	32,575	1	28,781	1

Total customer funding	$2,916,394	100%	$3,032,428	100%	$2,906,938	100%

Noninterest income growth reflects sizable gains in all business lines

During the second quarter of 2013, the Company earned noninterest income of $19.5 million, compared to $18.1 million in the first quarter of 2013. Excluding net securities gains in both periods, noninterest income increased $2.2 million. This improvement reflected seasonal gains from the first quarter and fundamental improvement in all major lines of business as a result of continued growth.

Noninterest income decreased $9.5 million during the second quarter of 2013 from the same period a year ago. Excluding the impact of net securities gains in both periods and a change in the method of billing by Cash Connect (p), noninterest income increased by $2.0 million, or 12%. Similar to the linked quarter, this increase was the result of growth in all major business lines as: mortgage banking activities increased $741,000, or 164%, investment management and fiduciary revenue increased $632,000, or 18%, and credit/debit card and ATM fees (largely related to our ATM division) increased by $318,000, or 5%, over the prior year, reflecting continued momentum in these areas.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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Noninterest expense growth reflects prudent expense management

Noninterest expense for the second quarter of 2013 totaled $33.2 million compared to $32.4 million for the first quarter of 2013, an increase of $782,000, or 2%. This increase was mainly due to higher loan workout and OREO expenses, which increased by $600,000, reflecting the expected uneven nature of these expenses. Salaries, benefits and other compensation costs decreased $528,000 from the first quarter of 2013, primarily reflecting seasonal increases in taxes and other payroll-related costs associated with first quarter incentive payments, as well as higher compensation costs related to stock-based incentives awarded during the first quarter.

Noninterest expense for the second quarter of 2013 increased only $135,000, or less than 1% from the same period of 2012. A change in the method of billing(p) by Cash Connect resulted in an increase of $1.0 million from the prior year. In addition, salaries, benefits and other compensation increased $792,000 over the second quarter of 2012. This increase resulted from the growth and improved performance of the Company. Offsetting these increases was an improvement of $1.2 million in loan workout and OREO costs and lower regulatory costs in the second quarter of 2013.

Selected Business Segments (included in previous results):

Wealth Management division revenue grew by 18% over the prior year

The Wealth Management division provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Investment Group, Inc. provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with over $600 million in assets under management. Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and current income. Christiana Trust, with $16.5 billion in assets under administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with Cypress, Christiana and WSFS Investment Group to deliver investment management and fiduciary products and services.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Total wealth management fee revenue (investment management and fiduciary revenue plus other noninterest income generated by the segment) was $4.2 million during the second quarter of 2013. This represented an increase of $363,000, or 9%, compared to the first quarter of 2013 and an increase of $659,000, or 19%, compared to the second quarter of 2012. Fee income increases reflect seasonal factors, the continued benefit from growth in late 2012 in the Personal Trust business and recent increased activity in capital market transactions. The July 2013 issue of Asset-Backed Alert, ranked Christiana Trust sixth among all U.S. corporate trustees for Asset-backed and Mortgage-backed Securities transactions conducted during the first half of 2013. Net interest income (mainly from Private Banking) was relatively flat at $2.6 million for the second quarter of 2013, compared to $2.7 million for the first quarter of 2013 and $2.6 million for the second quarter of 2012. Total segment noninterest expense (including intercompany allocations of expense and provision for loan losses) was $4.6 million during the quarter compared to $4.1 million during the first quarter of 2013, mainly from the addition of sales and support infrastructure during the second quarter of 2013 to support future growth, yet was lower than the $5.4 million during the second quarter of 2012. Adding to the volatility in expenses was the provision for loan losses allocated to the division. Similar to the overall provision for loan loss of the Company, these costs can be uneven from quarter-to-quarter. As a result, pre-tax income for the second quarter of 2013 was $2.3 million compared to $2.5 million in the first quarter 2013 and $828,000 in the second quarter 2012.

Cash Connect® growth reflects seasonal growth and new customers and product offerings

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States. It services over $525 million in vault cash in more than 14,500 non-bank ATMs nationwide and operates more than 450 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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Cash Connect® recorded $5.8 million in net revenue (fee income less funding costs) during the second quarter of 2013. This represented an increase of $987,000 compared to the first quarter of 2013 and an increase of $1.5 million compared to the second quarter of 2012. Noninterest expenses (including intercompany allocations of expense) were $3.7 million during the second quarter of 2013, an increase of $163,000 compared to the first quarter of 2013, and an increase of $562,000 from the second quarter of 2012. (A large portion of the year-over-year increase in both noninterest income and expenses was due to the Cash Connect® billing change in the first quarter of 2013(p) affecting classifications but not affecting the bottom-line.) Cash Connect® reported pre-tax income of $2.1 million for the second quarter of 2013, compared to $1.3 million in the first quarter of 2013, and $1.2 million in the second quarter of 2012. The increase in bottom-line results was due to both typical seasonality and growth.

Income taxes

The Company recorded a $5.9 million income tax provision in the second quarter of 2013 compared to $5.3 million in the first quarter of 2013 and $4.3 million in the second quarter of 2012. The Company’s effective tax rate for the second quarter of 2013 and first quarter of 2013 was 35%; and the effective tax rate during the second quarter of 2012 was 37%.

Capital management

The Company’s tangible common equity decreased to $329.3 million at June 30, 2013 from $338.6 million at March 31, 2013. Tangible common book value per share was $37.35 at June 30, 2013, a $1.16 decrease from $38.51 reported at March 31, 2013. The Company’s tangible common equity to asset ratio decreased 31 basis points to 7.53%.

The Company’s total stockholders’ equity decreased to $394.9 million at June 30, 2013 from $424.3 million at March 31, 2013. These equity levels were impacted by the earnings of the Company, reduced primarily by the $20.0 million redemption of preferred stock, a decrease in the value of the AFS securities portfolio and the payment of dividends.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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At June 30, 2013, the Bank’s Tier 1 leverage ratio of 10.01%, Tier 1 risk-based ratio of 13.04% and total risk-based capital ratio of 14.29%, all maintained a substantial cushion in excess of “well-capitalized” regulatory benchmarks, and will continue to do so on a proforma basis after the planned preferred share redemption. Over $50.4 million in cash remains at the holding company as of June 30, 2013, to support redemption of the remaining $32.6 million of preferred stock and other holding company cash needs.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share. This dividend will be paid on August 23, 2013, to shareholders of record as of August 9, 2013.

Second quarter 2013 earnings release conference call

Management will conduct a conference call to review second quarter results at 1:00 p.m. Eastern Daylight Time (EDT) on July 26, 2013. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the conference call, until August 3, 2013, by calling 1-855-859-2056 and using Conference ID 1744878.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.4 billion in assets on its balance sheet and $17.1 billion in fiduciary assets, including approximately $1.1 billion in assets under management. WSFS operates from 51 offices located in Delaware (42), Pennsylvania (7), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

* * *

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2012 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income:
Interest and fees on loans	$32,108	$31,452	$32,787	$63,560	$66,182
Interest on mortgage-backed securities	3,470	3,729	4,891	7,199	10,609
Interest and dividends on investment securities	282	385	76	667	177
Other interest income	22	25	9	47	18

	35,882	35,591	37,763	71,473	76,986

Interest expense:
Interest on deposits	1,821	2,019	3,400	3,840	7,415
Interest on Federal Home Loan Bank advances	451	443	1,645	894	3,582
Interest on trust preferred borrowings	337	329	370	666	745
Interest on Senior Debt	944	943	—	1,887	—
Interest on other borrowings	273	277	270	550	636

	3,826	4,011	5,685	7,837	12,378

Net interest income	32,056	31,580	32,078	63,636	64,608
Provision for loan losses	1,680	2,231	16,383	3,911	24,628

Net interest income after provision for loan losses	30,376	29,349	15,695	59,725	39,980

Noninterest income:
Credit/debit card and ATM income	6,189	5,668	5,871	11,857	11,293
Deposit service charges	4,216	4,014	4,299	8,230	8,313
Investment management and fiduciary revenue	4,059	3,728	3,427	7,787	6,458
Mortgage banking activities, net	1,193	737	452	1,930	968
Securities gains, net	906	1,644	13,310	2,550	15,346
Loan fee income	487	495	487	982	1,097
Bank-owned life insurance income	48	40	136	88	321
Other income	2,441	1,748	1,010	4,189	1,954

	19,539	18,074	28,992	37,613	45,750

Noninterest expense:
Salaries, benefits and other compensation	17,455	17,983	16,663	35,438	32,898
Occupancy expense	3,401	3,383	3,414	6,784	6,462
Equipment expense	2,117	1,829	2,035	3,946	3,702
Data processing and operations expense	1,394	1,349	1,466	2,743	2,788
FDIC expenses	942	1,166	1,441	2,108	2,878
Professional fees	899	947	1,082	1,846	2,246
Loan workout and OREO expense	770	170	1,951	940	2,787
Marketing expense	608	517	818	1,125	1,597
Other operating expenses	5,566	5,026	4,147	10,592	8,648

	33,152	32,370	33,017	65,522	64,006

Income before taxes	16,763	15,053	11,670	31,816	21,724
Income tax provision	5,855	5,313	4,340	11,168	7,950

Net income	10,908	9,740	7,330	20,648	13,774
Dividends on preferred stock and accretion of discount	609	692	692	1,301	1,384

Net income allocable to common stockholders	$10,299	$9,048	$6,638	$19,347	$12,390

Diluted earnings per common share:
Net income allocable to common stockholders	$1.16	$1.02	$0.76	$2.18	$1.41

Weighted average common shares outstanding for diluted EPS	8,897,029	8,873,170	8,777,639	8,880,230	8,771,388
Performance Ratios:
Return on average assets (a)	1.00%	0.91%	0.68%	0.96%	0.64%
Return on average equity (a)	10.29	9.19	7.24	9.74	6.86
Return on tangible common equity (a)	12.21	10.94	8.65	11.58	8.19
Net interest margin (a)(b)	3.50	3.46	3.53	3.48	3.55
Efficiency ratio (c)	63.93	65.04	53.87	64.47	57.70
Noninterest income as a percentage of total net revenue (b)	37.68	36.32	47.30	37.01	41.24

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	June 30, 2013	March 31, 2013	June 30, 2012
Assets:
Cash and due from banks	$78,540	$75,379	$85,069
Cash in non-owned ATMs	458,680	454,955	382,139
Investment securities (d)(e)	99,256	70,076	51,058
Other investments	39,633	31,804	33,407
Mortgage-backed securities (d)	727,043	771,855	768,660
Net loans (f)(g)(m)	2,808,764	2,756,717	2,677,065
Bank owned life insurance	63,003	62,955	63,713
Other assets	133,804	130,902	131,263

Total assets	$4,408,723	$4,354,643	$4,192,374

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$657,616	$626,751	$620,062
Interest-bearing deposits	2,224,098	2,373,102	2,258,095

Total customer deposits	2,881,714	2,999,853	2,878,157
Brokered deposits	172,758	188,666	286,212

Total deposits	3,054,472	3,188,519	3,164,369

Federal Home Loan Bank advances	663,800	455,262	392,932
Other borrowings	257,031	250,906	195,792
Other liabilities	38,480	35,687	37,336

Total liabilities	4,013,783	3,930,374	3,790,429

Stockholders’ equity	394,940	424,269	401,945

Total liabilities and stockholders’ equity	$4,408,723	$4,354,643	$4,192,374

Capital Ratios:
Equity to asset ratio	8.96%	9.74%	9.59%
Tangible equity to asset ratio	8.27	9.05	8.85
Tangible common equity to asset ratio	7.53	7.84	7.59
Tier 1 leverage (h) (required: 4.00%; well-capitalized: 5.00%)	10.01	10.12	9.82
Tier 1 risk-based capital (h) (required: 4.00%; well-capitalized: 6.00%)	13.04	13.27	12.74
Total Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	14.29	14.52	13.99
Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$41,033	$45,721	$42,558
Troubled debt restructuring (accruing)	11,019	10,776	10,521
Assets acquired through foreclosure	7,109	6,522	9,246

Total nonperforming assets	$59,161	$63,019	$62,325

Past due loans (i)	$129	$400	$830

Allowance for loan losses	$41,494	$42,948	$46,429

Ratio of nonperforming assets to total assets	1.34%	1.45%	1.49%
Ratio of allowance for loan losses to total gross loans (j)	1.46	1.54	1.71
Ratio of allowance for loan losses to nonaccruing loans	101	94	109
Ratio of quarterly net charge-offs to average gross loans (a)(f)	0.45	0.46	3.70
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.45	0.46	2.25

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	June 30, 2013			March 31, 2013			June 30, 2012
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (k)
Commercial real estate loans	$793,173	$9,340	4.71%	$761,508	$8,927	4.69%	$731,719	$8,984	4.91%
Residential real estate loans (m)	252,777	2,550	4.04	260,329	2,627	4.04	294,453	3,155	4.29
Commercial loans	1,505,390	16,892	4.48	1,489,004	16,550	4.47	1,475,799	17,266	4.68
Consumer loans	285,548	3,326	4.67	284,177	3,348	4.78	284,190	3,382	4.79

Total loans (m)	2,836,888	32,108	4.55	2,795,018	31,452	4.51	2,786,161	32,787	4.74
Mortgage-backed securities (d)	738,351	3,470	1.88	785,234	3,729	1.90	795,600	4,891	2.46
Investment securities (d)(e)	83,530	282	1.87	55,616	385	2.98	49,752	76	0.72
Other interest-earning assets (n)	35,157	22	0.25	31,489	25	0.32	33,171	9	0.11

Total interest-earning assets	3,693,926	35,882	3.91	3,667,357	35,591	3.89	3,664,684	37,763	4.15

Allowance for loan losses	(43,470)			(44,489)			(46,862)
Cash and due from banks	78,747			76,363			133,533
Cash in non-owned ATMs	435,150			404,821			367,544
Bank owned life insurance	62,971			62,931			63,624
Other noninterest-earning assets	118,174			117,334			123,572

Total assets	$4,345,498			$4,284,317			$4,306,095

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$543,544	$128	0.09%	$525,002	$120	0.09%	$401,643	$44	0.04%
Money market	778,705	259	0.13	781,870	335	0.17	736,161	407	0.22
Savings	396,009	50	0.05	396,584	60	0.06	393,096	104	0.11
Customer time deposits	540,952	1,229	0.91	588,571	1,341	0.92	736,989	2,538	1.39

Total interest-bearing customer deposits	2,259,210	1,666	0.30	2,292,027	1,856	0.33	2,267,889	3,093	0.55
Brokered deposits	183,163	155	0.34	177,746	163	0.37	295,347	307	0.42

Total interest-bearing deposits	2,442,373	1,821	0.30	2,469,773	2,019	0.33	2,563,236	3,400	0.53
FHLB of Pittsburgh advances	554,455	451	0.32	475,685	443	0.37	479,375	1,645	1.36
Trust preferred borrowings	67,011	337	1.99	67,011	329	1.96	67,011	370	2.18
Senior Debt	55,000	944	6.86	55,000	943	6.86	—	—	—
Other borrowed funds	141,063	273	0.77	151,216	277	0.73	143,151	270	0.76

Total interest-bearing liabilities	3,259,902	3,826	0.47	3,218,685	4,011	0.50	3,252,773	5,685	0.70

Noninterest-bearing demand deposits	633,467			610,947			613,778
Other noninterest-bearing liabilities	27,984			30,595			34,437
Stockholders’ equity	424,145			424,090			405,107

Total liabilities and stockholders’ equity	$4,345,498			$4,284,317			$4,306,095

Excess of interest-earning assets over interest-bearing liabilities	$434,024			$448,672			$411,911

Net interest and dividend income		$32,056			$31,580			$32,078

Interest rate spread			3.44%			3.39%			3.45%

Net interest margin			3.50%			3.46%			3.53%

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Stock Information:
Market price of common stock:
High	$52.64	$49.28	$41.00	$52.64	$43.74
Low	46.39	43.75	35.98	43.75	35.98
Close	52.39	48.64	40.41	52.39	40.41
Book value per common share	44.80	48.25	46.16
Tangible book value per common share	41.05	44.48	42.28
Tangible common book value per common share	37.35	38.51	36.26
Number of common shares outstanding (000s)	8,815	8,793	8,707
Other Financial Data:
One-year repricing gap to total assets (l)	(1.17)%	0.19%	3.31%
Weighted average duration of the MBS portfolio	5.4 years	4.9 years	4.5 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(12,310)	$7,569	$9,767
Number of Associates (FTEs) (o)	806	771	791
Number of offices (branches, LPO’s and operations centers)	51	51	52
Number of WSFS owned ATMs	455	449	431

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Nonperforming loans are included in average balance computations.
(l)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(m)	Includes loans held-for-sale.
(n)	The FHLB of Pittsburgh has suspended dividend payments from December 31, 2008 until February 22, 2012.
(o)	Includes summer Associates, when applicable.
(p)	A change in the method of billing for armored car services by the Company’s Cash Connect division caused revenues and expenses for these services to be reported separately rather than netted together in the Company’s Statement of operations, beginning in the fourth quarter 2012. The impact will be ongoing and resulted in an increase of $1.0 million in both noninterest income (other income) and noninterest expenses (other operating expenses) during the second quarter of 2013 and $649,000 for the first quarter of 2013.
(q)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801
17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Non-GAAP Reconciliations: (q)	End of period
	June 30, 2013	March 31, 2013	June 30, 2012
Total assets	$4,408,723	$4,354,643	$4,192,374
Less: Goodwill and other intangible assets	(33,116)	(33,134)	(33,792)

Total tangible assets	$4,375,607	$4,321,509	$4,158,582

Total Stockholders’ equity	$394,940	$424,269	$401,945
Less: Goodwill and other intangible assets	(33,116)	(33,134)	(33,792)

Total tangible equity	361,824	391,135	368,153
Less: Preferred stock	(32,546)	(52,509)	(52,405)

Total tangible common equity	$329,278	$338,626	$315,748

Calculation of tangible common book value:
Book Value (GAAP)	$44.80	$48.25	$46.16
Tangible book value (non-GAAP)	41.05	44.48	42.28
Tangible common book value (non-GAAP)	37.35	38.51	36.26

Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	8.96%	9.74%	9.59%
Tangible equity to asset ratio (non-GAAP)	8.27	9.05	8.85
Tangible common equity to asset ratio (non-GAAP)	7.53	7.84	7.59

	Three months ended			Six months ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Return on tangible common equity:
Net income	$10,908	$9,740	$7,330	$20,648	$13,774
Preferred dividends and discount accretion	(609)	(692)	(692)	(1,301)	(1,384)

Net income allocable to common stockholders’	10,299	9,048	6,638	19,347	12,390
Add: Amortization of intangibles, net of tax	204	204	255	408	517

Net tangible income	$10,503	$9,252	$6,893	$19,755	$12,907

Total average stockholders’ equity	$424,145	$424,090	$405,107	$424,117	$401,771
Less: Goodwill and other intangible assets	(33,054)	(33,240)	(33,972)	(33,146)	(34,077)

Total average tangible equity	391,091	390,850	371,135	390,971	367,694
Less: Preferred stock	(46,891)	(52,488)	(52,384)	(49,675)	(52,367)

Total average tangible common equity	$344,200	$338,362	$318,751	$341,296	$315,327

Calculation of return on tangible common equity:
Return on equity (GAAP)	10.29%	9.19%	7.24%	9.74%	6.86%
Return on tangible common equity (non-GAAP)	12.21	10.94	8.65	11.58	8.19